EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 8, 2021, with respect to the consolidated financial statements of Resource Real Estate Opportunity REIT, Inc. for the year ended December 31, 2020, included in the Current Report of Resource REIT, Inc. on Form 8-K/A. We consent to the incorporation by reference of said report in the Registration Statements of Resource REIT, Inc. on Forms S-3 (File No. 333-236040) and S-8 (File No. 333-252958).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

April 8, 2021